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                                                                    EXHIBIT 99.1

[OMNIPOINT LOGO APPEARS HERE]


                                                           OMNIPOINT CORPORATION
                                              3 Bethesda Metro Center, Suite 400
NEWS!                                                         Bethesda, MD 20814
                                                         Telephone: 301 951-2500
                                                               Fax: 301 951-2580



Omnipoint Contact: LAURA KNIGHT
Manager-Investor Relations
(301) 951-2517



                 OMNIPOINT SELLS PREFERRED SHARES CONVERTIBLE
                           AT $31.12 PER COMMON SHARE

BETHESDA, MD. - May 1, 1998--Omnipoint Corporation (OMPT:NASDAQ) today announced that it has sold $325 million through a Rule 144A offering of Depository Shares, each with liquidation preference of $50 and representing 1/20th of a share of a new class of convertible preferred shares. Omnipoint will use the net proceeds of the offering for working capital and general corporate purposes, including funding for the buildout of its PCS networks, payments to the FCC for licenses awarded through participation in the C and F Block auctions, and potentially to take advantage of some near term opportunities to purchase additional licenses.

The convertible preferred stock will be convertible at a ratio of 1.6069 common shares per $50 Depository Share or $31.12 per common share. At closing (scheduled for May 6, 1998), the purchasers of the Depository Shares will deposit a portion of the purchase price sufficient to pay the equivalent of three years' dividends into an account from which purchasers will receive quarterly payments or, if so instructed by the Company, common stock of the Company acquired from the Company using such quarterly payments. Dividends on the convertible preferred stock, commencing August 1, 2001, will also be payable in cash or, at the option of the Company, in shares of the Company's common stock.

The Depository Shares and the convertible preferred stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under such laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Depository Shares mentioned herein.


                                    -more-
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Founded in 1987, Omnipoint Corporation is the fourth largest PCS license holder in the U.S. with licenses covering 95 million people (Pops). Omnipoint currently provides advanced wireless communications services in much of New York, New Jersey, Connecticut, eastern Pennsylvania, Delaware, Massachusetts, New Hampshire, Rhode Island and southern Florida; it intends to provide those services in additional areas. The company also develops technology and equipment for PCS and wireless local loop. The company's stock is traded on the NASDAQ National Market. Its trading symbol is OMPT.

Except for historical information contained herein, the matters discussed and the statements made in this release concerning Omnipoint's future prospects are "forward-looking statements" under the Federal securities laws that involve risks and uncertainties. There can be no assurance that future results will be achieved, and actual results could differ materially from the forecast and estimates. Important factors that could cause actual results to differ materially include, but are not limited to, Omnipoint's limited operating history, including a history of losses and the uncertainty of future operating results, dependence upon cash flow from its subsidiaries, high leverage, debt service requirements and restrictive covenants related to its outstanding Senior Notes, the emerging market for PCS service, the continued buildout of the New York MTA network and the buildout of the Entrepreneur's Band BTA networks, market acceptance of the Omnipoint system, reliance upon its relationships with Northern Telecom and Ericsson, and its dependence upon key employees. Omnipoint's future results may be impacted by other risk factors listed from time to time in its SEC reports, including, but not limited to, the report on Form 10-K for the year ended December 31, 1997, as amended.


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